EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2004, except for Note E, as to which the date is March 19,2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Acura Pharmaceuticals, Inc. (formerly, Halsey Drug Co., Inc.) and Subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Acura Pharmaceuticals, Inc. on Forms S-8 (Registration Nos. 333-63288 and 33-98356), pertaining to the 1998 Stock Option Plan and the 1995 Stock Option Plan.

/s/ GRANT THORNTON LLP

New York, New York

February 23, 2005